Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 12, 2014, in the Registration Statement and related Prospectus of Infraredx, Inc. dated December 22, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 22, 2014